Exhibit (a)(1)(D)

OFFER TO EXCHANGE

BY

U.S. WELL SERVICES, INC.

ANY AND ALL OUTSTANDING PUBLIC WARRANTS

FOR SHARES OF ITS CLASS A COMMON STOCK

AT AN EXCHANGE RATIO OF 0.13 SHARES OF CLASS A COMMON

FOR EACH PUBLIC WARRANT

THE OFFER PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:30 P.M.,

EASTERN TIME, ON APRIL 11, 2019, UNLESS THE OFFER PERIOD IS EXTENDED.

March 14, 2019

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Enclosed for your consideration are the Offer to Exchange Letter, dated March 14, 2019 (the “Offer Letter”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by U.S. Well Services, Inc., a Delaware corporation (the “Company”), to the holders of the Company’s issued and outstanding warrants issued pursuant to a prospectus dated March 9, 2017 (the “IPO Prospectus”), exercisable for shares of the Company’s Class A common stock, par value $0.0001 per share (the “Shares”), at an exercise price of $5.75 per half Share (the “Public Warrants”), to permit, during the Offer Period, the exchange of one Public Warrant for 0.13 Shares (approximately one Share for every 7.69 Public Warrants tendered), as described in the Offer Letter. The “Offer Period” is the period of time commencing on March 14, 2019, and ending at 5:30 p.m., Eastern Time, on April 11, 2019, or such later date to which the Company may extend the Offer (the “Expiration Date”).

NO FRACTIONAL SHARES WILL BE ISSUED. PUBLIC WARRANTS MAY ONLY BE EXCHANGED FOR WHOLE SHARES. IN LIEU OF ISSUING FRACTIONAL SHARES TO WHICH ANY HOLDER OF PUBLIC WARRANTS WOULD OTHERWISE HAVE BEEN ENTITLED, THE COMPANY WILL ROUND THE NUMBER OF SHARES TO WHICH SUCH HOLDER IS ENTITLED, AFTER AGGREGATING ALL FRACTIONS, UP TO THE NEXT WHOLE NUMBER OF SHARES.

PUBLIC WARRANTS NOT EXCHANGED FOR SHARES WILL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON NOVEMBER 9, 2023 AND OTHERWISE REMAIN SUBJECT TO THEIR ORIGINAL TERMS.

THE OFFER RELATES TO THE PUBLIC WARRANTS ISSUED PURSUANT TO THE IPO PROSPECTUS, WHICH TRADE THROUGH THE DEPOSITARY TRUST COMPANY. THE OFFER DOES NOT RELATE TO THE WARRANTS ISSUED TO AFFILIATES IN PRIVATE PLACEMENTS THAT OCCURRED CONTEMPORANEOUSLY WITH THE COMPANY’S INITIAL PUBLIC OFFERING. ANY AND ALL OUTSTANDING PUBLIC WARRANTS ARE ELIGIBLE TO BE TENDERED PURSUANT TO THE OFFER. AS OF MARCH 14, 2019, THERE WERE 21,635,609 PUBLIC WARRANTS OUTSTANDING.

Enclosed with this letter are copies of the following documents:

1.	Letter of Transmittal, for your use in accepting the Offer and exchanging Public Warrants and for the information of your clients;

2.

Notice of Guaranteed Delivery with respect to Public Warrants, to be used to accept the Offer in the event (a) your Public Warrants are not immediately available, (b) the procedure for book-entry transfer cannot be completed on a timely basis, or (c) time will not permit all required documents to reach the Depositary prior to the Expiration Date (as defined in the Offer Letter); and

3.

Form of letter that may be sent to your clients for whose accounts you hold Public Warrants registered in your name or in the name of your nominee, along with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer.

Certain conditions to the Offer are described in the Offer Letter under “The Offer, Section 10. Conditions; Termination; Waivers; Extensions; Amendments.”

We urge you to contact your clients promptly. Please note that the Offer Period and withdrawal rights will expire at 5:30 p.m., Eastern Time, on April 11, 2019, unless the Offer Period is extended.

Other than as described herein, the Company will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent, as described in the Offer Letter) in connection with the tenders of Public Warrants pursuant to the Offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients.

Questions regarding the Offer may be directed to Morrow Sodali, as Information Agent, at 470 West Avenue – 3rd Floor, Stamford, CT 06902 (telephone number: (203) 658-9400 or toll free: (800) 662-5200; email: USWS.info@morrowsodali.com) or to Continental Stock Transfer & Trust Company, as Depositary, at 1 State Street – 30th Floor, New York, NY 10004, Attn: Corporate Actions Department (telephone number (917) 262-2378).

Very truly yours,

U.S. Well Services, Inc.

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, the Information Agent or any affiliate of any of them or authorize you or any other person affiliated with you to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.